Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Merger Fund and Virtus Event Opportunities Trust of our report dated February 25, 2022, relating to the financial statements and financial highlights, which appear in the The Merger Fund, Virtus Westchester Event-Driven Fund, Virtus Westchester Credit Event Fund Annual Report on Form N-CSR for the year ended December 31, 2021. We also consent to the references to us under the headings “Non-Public Portfolio Holdings Information”, “Independent Registered Public Accounting Firm”, “Financial Highlights”, and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 26, 2022